EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the annual report of Compellent Technologies, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Compellent Technologies, Inc. on Form S-8 (File No. 333-146612, effective October 10, 2007, and File No. 333-153063, effective August 18, 2008).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 16, 2009